Exhibit (h.12)

ETF SERVICES AGREEMENT

THIS ETF SERVICES AGREEMENT (this “Agreement”) is made as of this 16th day of February, 2022, by and among the entities signatory hereto (each, a “Company”), on behalf of the respective funds and series thereof listed on Exhibit A hereto (each, a “Fund” and collectively, the “Funds”), BlackRock Fund Advisors (“BFA”), acting on behalf of the Companies and Funds, and BlackRock Investments, LLC (“BRIL”), a Delaware limited liability corporation, commencing for each such Fund upon its migration in accordance with Section 1.03.

WHEREAS, the Companies are each registered as an investment company with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”), and their respective shares of beneficial interest (“Shares”) are registered with the SEC under the Securities Act of 1933, as amended (the “1933 Act”); and

WHEREAS, the Companies create and redeem Shares of each Fund identified on Exhibit A hereto, on a continuous basis at their net asset value only in aggregations constituting Creation Units with Authorized Participants (each, as defined in the current Prospectus applicable to each Fund, as such term is defined in Section 3.02(g)); and

WHEREAS, the Companies currently employ a third-party service provider (the “Provider”) to provide certain order processing and other services with respect to the issuance and distribution of Creation Units of the Funds (the “ETF Services”); and

WHEREAS, BRIL is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”); and

WHEREAS, BRIL and its affiliates have developed an ETF servicing platform (the “ESP”) to facilitate the ETF Services for each Fund; and

WHEREAS, each Company desires to retain BRIL to provide the ETF Services as set forth in this Agreement for each Fund.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained and intending to be legally bound, the parties hereby agree as follows:

SECTION 1 APPOINTMENT; ETF SERVICES; MIGRATION

1.01 Appointment. Each Company hereby appoints BRIL to provide the ETF Services for each Fund in accordance with the terms set forth in this Agreement. BRIL accepts such appointment and agrees to furnish certain related services as set forth in this Agreement.

1.02 ETF Services. BRIL will perform for each Fund the ETF Services as set out in Exhibit B hereto, as may be amended from time to time. BRIL agrees to use its best efforts to perform the ETF Services on a continuous basis.

1.03 Migration Plan from the Provider. Within thirty (30) days from the effective date of this Agreement, the parties will develop and agree on a migration plan with timelines setting forth the parties’ commitment to migrate each function associated with the ETF Services from the Provider to BRIL to be performed on the ESP for the Funds in tranches. The parties agree to use reasonable efforts to discuss progress on an ongoing basis and may mutually agree to modify the migration plan from time to time. BRIL shall use its commercially reasonable efforts to accomplish the migration within the timeframes set forth in the agreed migration plan. BRIL acknowledges that it may become necessary to commit additional resources and personnel in order to satisfy such timelines, and further acknowledges that any costs associated with such additional resources or personnel will be borne by BRIL unless otherwise agreed to with the Companies.

SECTION 2 SERVICE LEVELS

2.01 Service Levels. Exhibit C, as may be amended from time to time, sets forth the Service Levels applicable to the ETF Services. “Service Levels” means the ETF Service levels and Key Performance Indicators and the respective obligations of BRIL and the applicable Funds in relation thereto. “Key Performance Indicators” means the Service Levels that are designated as “critical service levels” in Exhibit C. BRIL will perform the ETF Services in accordance with the Service Levels. Subject to the terms and conditions of this Agreement, each party will perform its obligations under the Exhibit C.

2.02 Governance, Meetings and Reports. BRIL acknowledges and agrees that one of the key business requirements of the Funds is for BRIL to provide the ETF Services in a consistent, integrated manner. To meet such requirement, BRIL will organize its relationship with the Funds and its service delivery team in accordance with the processes and procedures set forth in Exhibit C and this Section 2. BRIL and BFA, on behalf of the Funds, will meet bi-annually to discuss the performance of the ETF Services and mutually agree to any changes to the Service Levels as necessary to accurately reflect the then-current Service Levels. During such bi-annual discussions, the parties shall review the Service Levels and make adjustments to them as appropriate to reflect changing business needs or improved performance capabilities associated with advances in technology and methods used to perform the ETF Services. BRIL and BFA, on behalf of the Funds, will meet annually to discuss and mutually agree to any changes to the ETF Servicing Fees (as defined in Section 4.01), subject to approval by the Companies.

SECTION 3 REPRESENTATIONS, WARRANTIES AND COVENANTS

3.01 Representations, Warranties and Covenants of the Companies. Each Company and/or Fund, as applicable, represents, warrants and covenants that:

(a) it is duly organized, validly existing and in good standing under the laws of the state of its formation, and has all requisite power under the laws of such state and applicable federal law to conduct its business as now being conducted and to perform its obligations as contemplated by this Agreement;

(b) this Agreement has been duly authorized by the board of trustees/directors of the Company and, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles (whether enforcement is sought by proceedings in equity or at law);

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(c) each Fund shall perform any obligations identified in this Agreement as obligations of the Company;

(d) it is not a party to any, and there are no, pending or, to the Company’s knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or inquiries (collectively, “Actions”) of any nature against it or its properties or assets which would reasonably be expected to, individually or in the aggregate, have a material adverse effect upon its business or financial condition, and there is no injunction, order, judgment, decree, or regulatory restriction imposed upon it or any of its properties or assets that would prohibit its ability to perform its obligations hereunder, in each case as of the date of this Agreement;

(e) it is registered with the SEC as an investment company under the 1940 Act, and each applicable Fund is a separate series of the Company and has obtained all registrations required under applicable law to make a public offering of the Shares;

(f) it is and will continue to be in compliance with all applicable laws and regulations aimed at the prevention and detection of money laundering and/or the financing of terrorism and other criminal activities including without limitation the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, (collectively, the “USA PATRIOT Act”) and the applicable rules and regulations adopted by the, U.S. Treasury Department, including the Office of Foreign Asset Control (“OFAC”), Financial Crimes and Enforcement Network (“FinCEN”) and the SEC; and

(g) it has an anti-money laundering program (“AML Program”), that at minimum includes, (i) an AML compliance officer designated to administer and oversee the AML Program, (ii) ongoing training for appropriate personnel, (iii) internal controls and procedures reasonably designed to prevent and detect suspicious activity monitoring and terrorist financing activities; (iv) procedures to comply with know your customer requirements and to verify the identity of all customers; and (v) appropriate record keeping procedures.

3.02 Representations, Warranties and Covenants of BRIL. BRIL hereby represents, warrants and covenants to each Company as follows:

(a) it is duly organized, validly existing and in good standing under the laws of the state of its formation, and has all requisite power under the laws of such state and applicable federal law to conduct its business as now being conducted and to perform its obligations as contemplated by this Agreement;

(b) it has full power, right and authority to execute and deliver this Agreement; the execution and delivery of this Agreement has been duly and validly authorized and approved by all requisite actions on its part, and no other proceedings on its part are necessary to approve this Agreement; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles (whether enforcement is sought by proceedings in equity or at law);

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(c) it is not a party to any, and there are no, pending or, to BRIL’s knowledge, threatened Actions of any nature against it or its properties or assets which would reasonably be expected to, individually or in the aggregate, have a material adverse effect upon its business or financial condition, and there is no injunction, order, judgment, decree, or regulatory restriction imposed upon it or any of its properties or assets that would prohibit its ability to perform its obligations hereunder, in each case as of the date of this Agreement;

(d) it is registered as a broker-dealer with the SEC under the 1934 Act;

(e) it is and will remain in compliance in all material respects with all applicable laws, rules and regulations, including, without limitation, all applicable provisions of the 1940 Act, the 1934 Act or the rules and regulations of any securities association registered under the 1934 Act and the rules and regulations adopted under the 1940 Act or 1934 Act, including without limitation any net capital requirements;

(f) it is a member in good standing of FINRA and will act in material compliance with all applicable FINRA rules as they relate to the ETF Services performed pursuant to this Agreement;

(g) it shall not give any information or make any representations relating to the Company other than those contained in the current Prospectus of the Company filed with the SEC or contained in shareholder reports or other material that may be prepared by or on behalf of the Company for BRIL’s use. As used in this Agreement, the term, “Prospectus” means the registration statement of the applicable Fund as amended or supplemented and currently in effect;

(h) it is and will continue to be in compliance with all applicable laws and regulations aimed at the prevention and detection of money laundering and/or the financing of terrorism and other criminal activities including without limitation the USA PATRIOT Act and the applicable rules and regulations adopted by the, U.S. Treasury Department, including OFAC, FinCEN and the SEC;

(i) it has an AML Program compliant in all material respects with the USA PATRIOT Act, as applicable to its business as a registered broker-dealer, that at minimum includes, (i) an AML compliance officer designated to administer and oversee the AML Program, (ii) ongoing training for appropriate personnel, (iii) internal controls and procedures reasonably designed to prevent and detect suspicious activity monitoring and terrorist financing activities; (iv) procedures to comply with know your customer requirements and to verify the identity of all customers; and (v) appropriate record keeping procedures; and

(j) it will maintain compliance policies and procedures reasonably designed to prevent violations of the federal securities laws with respect to BRIL’s provision of ETF Services to the Company under this Agreement.

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SECTION 4 COMPENSATION AND EXPENSES

4.01 BRIL will be responsible for collecting from Authorized Participants in connection with transactions involving Creation Units of the Funds fees in connection with providing the ETF Services (“ETF Servicing Fees”). BRIL will calculate ETF Servicing Fees at the rates set forth in Exhibit D, as may be amended from time to time. BRIL will also be responsible for collecting from Authorized Participants any costs charged by a Fund custodian in connection with transactions involving Creation Units of the Funds (“Custody Transaction Costs”). BRIL will reimburse Custody Transaction Costs to Fund custodians according to the amounts invoiced by such Fund custodians, which are expected to approximate the costs by Fund custodians in providing services in connection with transactions involving Creation Units of the Funds. For the avoidance of doubt, BRIL may collect ETF Servicing Fees and Custody Transaction Costs as a single fee from Authorized Participants.

4.02 For the ETF Services rendered pursuant to this Agreement, BRIL will be entitled to retain all ETF Servicing Fees. For the avoidance of doubt, BRIL will not be entitled to retain any Custody Transaction Costs other than as required to facilitate reimbursement of Custody Transaction Costs to Fund custodians. BRIL, in its sole discretion, may waive ETF Servicing Fees and/or Custody Transaction Costs owed by any Authorized Participant; provided that BRIL will bear any Custody Transaction Costs in the event that BRIL waives such costs for an Authorized Participant.

4.03 BRIL will pay all of its costs and expenses (other than expenses and costs deemed payable by a Company or Fund, as may be set forth in Exhibit D from time to time, and other than expenses which one or more Authorized Participants may bear pursuant to any agreement with BRIL) incurred by it in connection with the performance of the ETF Services. Unless otherwise agreed in Exhibit D, BRIL will be responsible for the compensation of all subcontractors and other agents (in each case, to the extent selected by BRIL).

4.04 BRIL will be entitled to no other compensation pursuant to this Agreement other than the ETF Servicing Fees and any amounts that BRIL is expressly permitted to charge Authorized Participants under the terms of this Agreement. Notwithstanding anything in this Agreement to the contrary, BRIL and its affiliates may receive compensation or reimbursement from a Fund, a Company or BFA with respect to any services not included under this Agreement, as may be agreed upon by the parties from time to time. Neither any Company nor any Fund (nor BFA, on behalf of any Company or Fund) will be required to pay BRIL any amounts for or in connection with performing the ETF Services.

SECTION 5 STANDARD OF CARE; LIMITATION OF LIABILITY AND INDEMNIFICATION

5.01 It is expressly understood and agreed that in exercising its rights and performing its obligations hereunder, BRIL owes no fiduciary duty to the Funds. BRIL shall not be liable for any costs, expenses, damages, liabilities or claims (including reasonable attorneys’ and accountants’ fees) incurred by the Funds, except to the extent those costs, expenses, damages, liabilities or claims result from BRIL’s material breach of this Agreement or BRIL’s negligence, willful misconduct, bad faith, or reckless disregard of its obligations and duties hereunder.

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5.02 BRIL shall be responsible for the performance only of such duties as are set forth in this Agreement and shall have no responsibility for the actions or activities of any other party, including other service providers, except for any subcontractor engaged by BRIL to provide services hereunder. BRIL shall have no liability for any costs, expenses, damages, liabilities or claims resulting from the performance or nonperformance of its duties hereunder except as provided in Section 5.01 above. In no event shall either party be liable to the other for special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever arising under or in connection with this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages.

5.03 BRIL shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation: fire; flood; earthquake; elements of nature or acts of God; wars; riots; civil disorders; rebellions or revolutions; acts of terrorism; pandemics; nationalization; expropriation; currency restrictions; political risk (including exchange control restrictions; confiscation; insurrection; civil strife or armed hostilities); an “Industry Event,” which means large-scale failure, malfunction or error of any third party telecommunications, electrical, mechanical, or technological infrastructure, service or system or other event that results in the closure of any securities, cash or other market(s) in which the Funds participate; or any industry-wide strike, lockout or labor dispute involving a party’s personnel or refusal of such party’s employees to enter a facility that is the subject of such a labor dispute, to the extent such refusal is based upon a reasonable fear of harm.

5.04 Each Company shall indemnify and hold BRIL and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by BRIL resulting from any claim, demand, action or suit in connection with BRIL entering into this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Company or upon reasonable reliance on information or records given or made by the Company or BFA; provided that this indemnification shall not apply to actions or omissions of BRIL, or any subcontractor engaged by BRIL to provide services hereunder, or to their respective officers or employees in cases of its or their own negligence or willful misconduct.

5.05 The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

SECTION 6 TERM AND TERMINATION

This Agreement will be effective with respect to each Company upon its execution and will continue in force unless terminated as provided herein. This Agreement may be terminated with respect to any Company, on behalf of all or part of its Funds, at any time without penalty by a vote of the trustees/directors of the Company, or by BRIL upon not less than sixty days prior written notice to the other party. In the event the Company gives notice of termination, all reasonable expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor service BRIL will be borne by the Company to the extent a reasonably detailed invoice of such expenses is provided to the Company. The provisions of Section 7.11 shall survive the termination of this Agreement.

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SECTION 7 MISCELLANEOUS

7.01 Additional Funds. If additional series of exchange-traded products in addition to those listed in Exhibit A hereto are established and BFA or a Company, on behalf of such series, desires to have BRIL render the ETF Services under the terms of this Agreement, it shall so notify BRIL in writing, and if BRIL agrees in writing to provide such ETF Services (which agreement will not be unreasonably withheld, conditioned or delayed), such series of exchange-traded products shall each become a Fund hereunder and Exhibit A shall be appropriately amended.

7.02 Records. The books and records pertaining to each Company, which are in the possession or under the control of BRIL, will be the property of such Company. Such books and records will be prepared and maintained as required under the 1940 Act and Rules 17a-3 and 17a-4 under the 1934 Act, and other applicable securities laws, rules and regulations. Each Company and its authorized persons will have access to such books and records at all times during BRIL’s normal business hours. Upon the reasonable request of any Company, BRIL will make available copies of such books and records to such Company or its authorized persons, at the Company’s expense.

7.03 Independent Contractor. BRIL will undertake and discharge its obligations hereunder as an independent contractor. Neither BRIL nor any of its officers, directors, employees or representatives is or will be an employee of a Fund in connection with the performance of BRIL’s duties hereunder. BRIL will be responsible for its own conduct and the employment, control, compensation and conduct of its agents and employees, and for any injury to such agents or employees or to others through its agents and employees. Any obligations of BRIL hereunder may be performed by one or more third parties or affiliates of BRIL.

7.04 Notices. Any formal notice, consent, approval, acceptance, agreement or other communication given pursuant to this Agreement will be in writing and will be effective either when delivered personally to the party for whom intended, by email (with confirmation of delivery) or overnight delivery services (with confirmation of delivery) (unless delivered after normal business hours, in which case it will be deemed the next business day), addressed to such parties as specified below. A party may designate a different address by notice to the other party given in accordance herewith.

For BRIL:	BlackRock Investments, LLC
1 University Square Drive
Princeton, NJ 08540
Attention: Legal and Compliance
Email: brokerdealer@blackrock.com

For a Company or Fund:	BlackRock Fund Advisors
400 Howard Street
San Francisco, CA 94105
Attention: Legal and Compliance
Email: deepa.damre@blackrock.com

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7.05 Orders. Each Company reserves the right to reject any order, consistent with the provisions of the current Prospectus applicable to each Fund and any separate agreement governing transactions with Authorized Participants.

7.06 Suspension of Sale of Shares. Each Company shall have the right to suspend the sale of Shares at any time in response to conditions in the securities markets or otherwise, and to suspend the redemption of Shares of any Fund at any time as permitted by the 1940 Act or the rules and regulations thereunder.

7.07 Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or agreement or proposal with respect to the subject matter hereof. This Agreement or any part hereof may be amended or waived only by an instrument in writing signed by the party against which enforcement of such amendment or waiver is sought.

7.08 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York without giving effect to any conflict of laws or choice of laws rules or principles thereof. To the extent that the applicable laws of the State of New York, or any of the provisions of this Agreement, conflict with the applicable provisions of the 1940 Act, the latter will control.

7.09 Counterparts. This Agreement may be executed in two or more counterparts, all of which will constitute one and the same instrument. Each such counterpart will be deemed an original, and it will not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement will be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original, scanned or facsimile signatures of each of the parties.

7.10 Severability. Any provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction will be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. If a court of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, the parties agree that the court making such determination will have the power to reduce the scope, duration, or area of the provision, to delete specific words or phrases, or to replace the provision with a provision that is valid and enforceable and that comes closest to expressing the original intention of the parties, and this Agreement will be enforceable as so modified.

7.11 Confidential Information.

(a) BRIL and each Company (in such capacity, the “Receiving Party”) acknowledge and agree to maintain the confidentiality of Confidential Information (as hereinafter defined) provided by BRIL and each Company (in such capacity, the “Disclosing Party”) in connection with this Agreement. The Receiving Party will not disclose or disseminate the

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Disclosing Party’s Confidential Information to any Person other than (a) those employees, agents, contractors, subcontractors and licensees of the Receiving Party, or (b) with respect to BRIL as a Receiving Party, to those employees, agents, contractors, subcontractors and licensees of any agent or affiliate, who have a need to know it in order to assist the Receiving Party in performing its obligations, or to permit the Receiving Party to exercise its rights under this Agreement. In addition, the Receiving Party (a) will take all reasonable steps to prevent unauthorized access to the Disclosing Party’s Confidential Information, and (b) will not use the Disclosing Party’s Confidential Information, or authorize other Persons to use the Disclosing Party’s Confidential Information, for any purposes other than in connection with performing its obligations or exercising its rights hereunder. As used herein, “reasonable steps” means steps that a party takes to protect its own, similarly confidential or proprietary information of a similar nature, which steps will in no event be less than a reasonable standard of care.

(b) The term “Confidential Information,” as used herein, will mean all business strategies, plans and procedures, proprietary information, methodologies, data and trade secrets, and other confidential information and materials (including, without limitation, any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “GLB Act”)), of the Disclosing Party, its affiliates, their respective clients or suppliers, or other Persons with whom they do business, that may be obtained by the Receiving Party from any source or that may be developed as a result of this Agreement.

(c) The provisions of this Section 7.11 respecting Confidential Information will not apply to the extent, but only to the extent, that such Confidential Information is: (a) already known to the Receiving Party free of any restriction at the time it is obtained from the Disclosing Party, (b) subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (c) or becomes publicly available through no wrongful act of the Receiving Party or any third party; (d) independently developed by or for the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party; or (e) required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange; provided, however, that the Receiving Party will advise the Disclosing Party of such required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity to contest, limit and/or assist the Receiving Party in crafting such disclosure.

(d) The Receiving Party will advise its employees, agents, contractors, subcontractors and licensees, and will require its agents and affiliates to advise their employees, agents, contractors, subcontractors and licensees, of the Receiving Party’s obligations of confidentiality and non-use under this Section 7.11, and will be responsible for ensuring compliance by its and its affiliates’ employees, agents, contractors, subcontractors and licensees with such obligations. In addition, the Receiving Party will require all persons that are provided access to the Disclosing Party’s Confidential Information, other than the Receiving Party’s accountants and legal counsel, to execute confidentiality or non-disclosure agreements containing provisions substantially similar to those set forth in this Section 7.11. The Receiving Party will promptly notify the Disclosing Party in writing upon learning of any unauthorized disclosure or use of the Disclosing Party’s Confidential Information by such persons.

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(e) Notwithstanding anything in this Agreement to the contrary, each party hereto agrees that: (i) any Nonpublic Personal Information disclosed by a party hereunder is for the specific purpose of permitting the other party to perform the ETF Services, and (ii) with respect to such information, each party will comply with Regulation S-P and the Act and will not disclose any Nonpublic Personal Information received in connection with this Agreement to any other party, except to the extent as necessary to carry out the ETF Services or as otherwise permitted by Regulation S-P or the Act.

(f) Upon the Disclosing Party’s written request following the termination of this Agreement, the Receiving Party promptly will return to the Disclosing Party, or destroy, all Confidential Information of the Disclosing Party provided under or in connection with this Agreement, including all copies, portions and summaries thereof. Notwithstanding the foregoing sentence, the Receiving Party may retain one copy of each item of the Disclosing Party’s Confidential Information for purposes of identifying and establishing its rights and obligations under this Agreement, for archival or audit purposes and/or to the extent required by applicable law; provided, however, that all such Confidential Information retained by the Receiving Party will remain subject to the provisions of Section 7.11 for so long as it is so retained. If requested by the Disclosing Party, the Receiving Party will certify in writing its compliance with the provisions of this paragraph.

7.12 Use of Name.

(a) No Company will use the name of BRIL, or any of its affiliates, in any Prospectus, sales literature, and other material relating to such Company in any manner without the prior written consent of BRIL (which will not be unreasonably withheld or delayed); provided, however, that BRIL hereby approves all lawful uses of the names of BRIL and its affiliates in the Prospectus of each Company and in all other materials which merely refer in accurate terms to their appointment hereunder or which are required by applicable law, regulations or otherwise by the SEC, FINRA, or any state securities authority.

(b) Neither BRIL nor any of its affiliates will use the name of a Company in any publicly disseminated materials, including sales literature, in any manner other than with respect to representative client lists, without the prior written consent of such Company (which will not be unreasonably withheld or delayed); provided, however, that each Company and each Fund hereby approves all lawful uses of its name in any required regulatory filings of BRIL which merely refer in accurate terms to the appointment of BRIL hereunder, or which are required by applicable law, regulations or otherwise by the SEC, FINRA, or any state securities authority.

7.13 Insurance. Each of the parties hereby represents that it maintains adequate insurance coverage with respect to its responsibilities pursuant to this Agreement.

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IN WITNESS WHEREOF, the parties hereto have each duly executed this Agreement, as of the day and year above written.

BLACKROCK FUND ADVISORS, acting on behalf of each Fund listed in Exhibit A to this ETF Services Agreement

By:	/s/ Debra Jelilian
Name:	Debra Jelilian
Title:	Managing Director

iSHARES, INC., on behalf of each of its series listed in Exhibit A to this ETF Services Agreement

By:	/s/ Trent Walker
Name:	Trent Walker
Title:	Treasurer and Chief Financial Officer

iSHARES TRUST, on behalf of each of its series listed in Exhibit A to this ETF Services Agreement

By:	/s/ Trent Walker
Name:	Trent Walker
Title:	Treasurer and Chief Financial Officer

iSHARES U.S. ETF TRUST, on behalf of each of its series listed in Exhibit A to this ETF Services Agreement

By:	/s/ Trent Walker
Name:	Trent Walker
Title:	Treasurer and Chief Financial Officer

BLACKROCK INVESTMENTS, LLC

By:	/s/ Gregory M. Rosta
Name:	Gregory M. Rosta
Title:	Director, Chief Compliance Officer

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